Exhibit 99


[LOGO OF HERHSEY FOODS APPEARS HERE]        HERSHEY FOODS NEWS
                                            Hershey Foods Corporation
                                            100 Cyrstal A Drive
                                            Hershey, PA  17033
                                            E-Mail: pr@hersheys.com
                                                    ---------------
                                            http://www.hersheys.com

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FOR IMMEDIATE RELEASE                         CONTACT:
December 11, 2000                             John C. Long
                                              717-534-7631

                                              FINANCIAL CONTACT:
                                              James A. Edris
                                              717-534-7556

     Frank Cerminara Named Vice President, Chief Financial Officer and
        Treasurer, Hershey Foods Corporation


Kenneth L. Wolfe, Chairman and Chief Executive Officer, Hershey Foods Corporation, today announced that Frank Cerminara has been named Vice President, Chief Financial Officer and Treasurer of the corporation. Cerminara succeeds William F. Christ who, in a related announcement, has been named Executive Vice President and Chief Operating Officer, Hershey Foods Corporation.

In making the announcement, Wolfe said, "Frank Cerminara's appointment as Vice President, Chief Financial Officer and Treasurer is good news for Hershey. Frank has a solid grounding in finance as well as an extensive background in areas of critical importance to our company. He also led the company's recovery efforts in the order fulfillment area following last year's distribution difficulties. Finally, Frank is intimately familiar with our new enterprise-wide information system and is uniquely qualified to ensure that we benefit from the powerful analytical capabilities of this system."

Cerminara, a Vice President of the Corporation, has been Process Owner - Order Fulfillment, since early 2000, with responsibility for activities including inventory planning and deployment, customer order management, and transportation planning. Prior to this, he served as Vice President, Procurement, with responsibility for commodities, packaging and facilities purchasing, a position he had held since 1994. Cerminara joined Hershey Foods in 1972 as a Budget Analyst and held a variety of positions in finance and marketing prior to joining the Corporate Commodities Department in 1981. He was named Director, Commodities in 1985 and became Vice President, Corporate Development and Commodities in 1988.
                                    - more -


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Cerminara  is a 1970  graduate  of  West  Virginia  University  with  a B.S.  in
Industrial Engineering. He received an MBA in Corporate Finance from the Wharton School of the University of Pennsylvania and completed the Stanford University Executive Management Program. He is a member of the Coffee, Sugar and Cocoa Exchange and has served on its Board of Managers. He also is a former Board member of the Cocoa Merchants Association. Cerminara and his wife, Susan, live in Hershey, Pa.


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